As filed with the Securities and Exchange Commission on April 19, 1999
                                                          File No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             MEDICAL DYNAMICS, INC.
                ----------------------------------------------
               (Exact name of Registrant as specified in charter)

              Colorado                                      84-0631765
   ---------------------------                          -------------------
  (State or other jurisdiction                           (I.R.S. Employer
 of incorporation or organization)                      Identification No.)


                                                   Van A. Horsley, President
           99 Inverness Drive East                  99 Inverness Drive East
          Englewood, Colorado 80112                Englewood, Colorado 80112
              (303) 790-2990                            (303) 790-2990
------------------------------------------     ---------------------------------
(Address, including zip code and telephone    (Name, address, including zip code
         number, including area                 and telephone number, including
code, of registrant's principal executive       area code, of agent for service)
                offices)


                  Medical Dynamics, Inc. 1998 Stock Option Plan
                                       and
         Medical Dynamics, Inc. 1997 Stock Option Plan For Employees of
                           Computer Age Dentist, Inc.
                                       and
           Employment Contracts with Chae U. Kim, Daniel L. Richmond,
                       R. Scott McLaughlin and Don Jackson
                                       and
  Individual Stock Option Plans with Brian McLaughlin, Jay Baum, Mick McGauran,
     Steve Desautels, Dave Goto, Rachel Harris, Jeanne Phegley and Dave Sowa
                             (Full Titles of Plans)

          It is requested that copies of all correspondence be sent to:

                            Mary M. Maikoetter., Esq.
                          609 E. Speer Blvd., Suite 300
                             Denver, Colorado 80203
                         Telephone Number (303) 744-3580
                         Facsimile Number (303) 744-3050





                                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------

Title Of Securities         Amount To Be             Proposed             Proposed      Amount Of
To Be Registered              Registered              Maximum              Maximum     Registration
                                              Aggregate Price            Aggregate      Fee
                                                    Per Share       Offering Price
---------------------------------------------------------------------------------------------------
Common                         1,479,000          $1.78125(1)           $2,634,469             $732
Common                            21,000                $1.38              $28,980                8
Common                            17,500         $1.78125 (1)              $31,172                9
Common                           290,200                $3.00             $870,600              242
Common                         1,477,500                $3.25           $4,801,875            1,335
Common                             5,000                $3.75              $18,750                5
Common                           100,000                $4.00             $400,000              111
Common                            10,000                $4.50              $45,000               13
Common                           300,000                $5.00           $1,500,000              417
                 Total         3,700,200                               $10,330,846           $2,872
---------------------------------------------------------------------------------------------------

----------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) based on the last sale reported on April 12, 1999.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

     Medical Dynamics, Inc. (the "Registrant") hereby incorporates by reference into this registration statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

         (a) The Registrant's Annual Report on Form 10-KSB/A1 for the Fiscal Year Ended September 30, 1998, as filed with the Commission on February 9, 1999;

         (b) The Registrant's Quarterly Report on Form 10-QSB for the Fiscal Period Ended December 31, 1998, as filed with the Commission on February 16, 1999;

         (c) The Registrant's Current Report on Form 8-K reporting an event on March 4, 1999, as filed with the Commission on March 9, 1999;

         (d) The Registrant's Current Report on Form 8-K reporting an event on March 18, 1999, as filed with the Commission on March 23, 1999;

         (e) The Registrant's Current Report on Form 8-K reporting an event on April 13, 1999, as filed with the Commission on April 15, 1999; and

         (f) The Registrant's description of its common stock (the "Common Stock") contained in the Registrant's registration statement on Form 8-A as filed with the Commission registering its Common Stock; as subsequently amended by a Form 8-K dated October 12, 1988, and its Form 8-A/A dated April 19, 1999.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and will be deemed to be a part hereof from the date of filing of such documents.

Item 4.           Description of Securities.

     Not applicable.

Item 5.           Interests of Experts and Counsel.

         None.

Item 6.           Indemnification of Directors and Officers.

     Section 7-109-102 of the Colorado Revised Statutes and the Registrant's Articles of Incorporation, under certain circumstances provide for the indemnification of the Registrant's officers, directors and controlling persons against liabilities which they may incur in such capacities. A summarization of of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to the Registrant's Articles of Incorporation and the relevant Section of the Colorado Revised Statutes.

     In general, the statute provides that any director may be indemnified against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the director was a party by reason of such status. Such indemnity may be provided if the director's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Registrant's best interest with respect to actions taken in the director's official capacity; (iii) were reasonably believed not to be opposed to the Registrant's best interest with respect to other actions; and
(iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the director is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     The statutory provisions further provide that unless limited by a corporation's articles of incorporation, a director or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he as a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract. The provision of indemnification to persons other than directors is subject to such limitations as may be imposed on general public policy grounds.

     In addition to the foregoing, unless hereafter limited by the Registrant's articles of incorporation, a court, upon petition by an officer or director, may order the Registrant to indemnify such officer or director against liabilities arising in connection with any proceeding. A court may order the Registrant to provide such indemnification, whether or not the applicable standard of conduct described above was met by the officer or director. To order such indemnification the court must determine that the petitioner is fairly and reasonably entitled to such indemnification in light of the circumstances. With respect to liabilities arising as a result of proceedings on behalf of the Registrant, a court may only require that a petitioner be indemnified as to the reasonable expenses incurred.

     Indemnification in connection with a proceeding by or in the right of the Registrant in which the director is successful is permitted only with respect to reasonable expenses incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Registrant's best interest and must not have been adjudged liable for negligence or misconduct. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Registrant in which a director is adjudged liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

     Colorado law authorizes the Registrant to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding, in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Registrant a written statement of his belief that he met the applicable standard of conduct required to permit such indemnification. The person seeking such expense advances must also provide the Registrant with a written agreement to repay such advances if it is determined the applicable standard of conduct was not met. A determination must also be made that the facts known to the Registrant would not preclude indemnification.

     The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses to directors which may be contained in the Registrant's Articles of Incorporation, Bylaws, resolutions of its shareholders or directors, or in a contract (except for insurance policies) shall be valid only to the extent such provisions are consistent with the Colorado statutes and any limitations upon indemnification set forth in the Articles of Incorporation.

     The statutory provision cited above also grants the power to the Registrant to purchase and maintain insurance policies which protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Registrant.

     The Registrant has entered into Indemnification Agreements with certain of its directors agreeing to provide indemnification benefits to the fullest extent permitted by Colorado law and its Articles of Incorporation and Bylaws.

Item 7.           Exemption from Registration Claimed.

     Not applicable.

Item 8.           Exhibits.

Number            Description
------            -----------

5.1      Opinion and Consent of Mary M. Maikoetter, Esq..

23.1     Consent of Mary M. Maikoetter, Esq. (Included in Exhibit 5.1)

23.2     Consent of Hein + Associates LLP.

24.1     Power of Attorney.  (Included on Signature Page)

Item 9.            Undertakings.

     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration
                  Statement: to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the Registrant's Articles of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Englewood, Arapahoe County, State of Colorado, on April 16, 1999. MEDICAL DYNAMICS, INC.

                                            By /s/ Van A. Horsley
                                               ---------------------------------
                                               Van A. Horsley, President

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and/or officers of Medical Dynamics, Inc., by virtue of their signatures appearing below, hereby constitute and appoint Van A. Horsley with full power of substitution, as attorney-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement on Form S-8, in the capacities set forth opposite their names on the signature page thereof and hereby ratify all that said attorney-in-fact may do by virtue of the power of attorney granted herein.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                             Title                    Date
----------                             -----                    ----

 /s/ Edwin L. Adair                  Director                  April 16, 1999
--------------------------
Edwin L. Adair, M.D.

 /s/ Pat Horsley Adair               Director                   April 16, 1999
--------------------------
Pat Horsley Adair

/s/ I. Dean Bayne                    Director                   April 16, 1999
--------------------------
I. Dean Bayne, M.D.

 /s/ Van A. Horsley                  Director, Principal        April 16, 1999
--------------------------
Van A. Horsley                       Financial Officer,
                                     and Chief Executive
                                     Officer

 /s/ Leroy Bilanich                   Director                  April 16, 1999
--------------------------
Leroy Bilanich

 /s/ Daniel L. Richmond              Director                   April 16, 1999
--------------------------
Daniel L. Richmond


 /s/ Chae U. Kim                     Director                   April 16, 1999
--------------------------
Chae U. Kim

 /s/ Edward Boggs                    Controller and             April 16, 1999
--------------------------           Principal Accounting
Edward Boggs                         Officer